Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet is based on M & F Worldwide Corp.’s (“M & F Worldwide”) condensed consolidated balance sheet as of December 31, 2007, adjusted to give effect to the following:

•
the completion of the acquisition of Data Management I LLC (“Data Management”) on February 22, 2008 by Scantron Corporation, a wholly owned subsidiary of M & F Worldwide (the “Data Management Acquisition”) pursuant to the Membership Interest Purchase Agreement, dated as of February 13, 2008, by and among M & F Worldwide, NCS Pearson, Inc. (the “Seller”) and Pearson, Inc. (the “Purchase Agreement”);

•
the payment of the Data Management Acquisition purchase price at closing of $225.0 million, less a preliminary working capital adjustment of $4.6 million (subject to additional post-closing adjustments), with cash on hand at Harland Clarke Holdings Corp. (“Harland Clarke Holdings”);

•
the payment of $4.1 million of fees and expenses in connection with the Data Management Acquisition with cash on hand at Harland Clarke Holdings, which includes $2.0 million paid by M & F Worldwide to MacAndrews & Forbes Holdings Inc. for services related to sourcing, analyzing, negotiating and executing the Data Management Acquisition; and

•
an additional working capital adjustment of $3.1 million that would have been due from the Seller had the Data Management Acquisition hypothetically closed on December 31, 2007, based on Data Management’s audited balance sheet as of December 31, 2007.

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 gives effect to the above transactions as if they had occurred on December 31, 2007.

The following unaudited pro forma condensed consolidated statement of operations is based on M & F Worldwide’s condensed consolidated statement of operations for the fiscal year ended December 31, 2007, adjusted to give effect to the following:

•	the completion of the acquisition of John H. Harland Company (“Harland”) on May 1, 2007 (the “Harland Acquisition”);

•	the completion of the Data Management Acquisition on February 22, 2008; and

•	the additional interest expense that M & F Worldwide would have incurred had the Harland Acquisition and related financing transactions occurred on January 1, 2007.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 gives effect to the above transactions as if they had occurred as of January 1, 2007.

The unaudited pro forma condensed consolidated financial information was prepared using the purchase method of accounting.  Accordingly, the estimated cost of the Data Management Acquisition has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of December 31, 2007.  The final allocation will be based on a complete evaluation of the assets acquired and liabilities assumed on the actual date of the closing of the Data Management Acquisition. Accordingly, the information presented in this exhibit may differ materially from the final purchase price allocation.  Those allocations are required to be finalized within one year after the completion of the Data Management Acquisition.

Preparation of the pro forma financial information was based on assumptions deemed appropriate by our management.  The pro forma adjustments and certain assumptions are described in the accompanying notes. The pro forma financial information is unaudited and does not purport to be indicative of the results which actually would have occurred if the above transactions had been consummated as described above, nor does it purport to represent the future financial position and results of operations for future periods.  Furthermore, the unaudited pro forma condensed consolidated financial information excludes certain merger-related integration expenses and related charges we expect to incur in future periods.  The unaudited pro forma financial information also gives effect to certain identified cost savings as if they had been implemented in their entirety on January 1, 2007.  These cost savings were estimated pursuant to EITF issue No. 95-3, ‘‘Recognition of Liabilities in Connection with a Purchase Business Combination.’’ There can be no assurance that any or all of such cost savings will be accomplished during any particular period.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
as of December 31, 2007
(dollars in millions)

	M & F Worldwide	Data Management	Pro Forma Adjustments			Pro Forma
Assets
Cash and cash equivalents	$265.1	$—	$(224.5)	(1)		$40.6
Receivables	113.6	15.4	—			129.0
Inventories	101.1	6.5	0.4	(2)		108.0
Investments	40.0	—	—			40.0
Prepaid expenses and other current assets	49.3	0.3	3.1	(3)		52.7
Deferred tax assets and income taxes receivable	33.7	1.0	(1.0)	(4)		33.7
Total current assets	602.8	23.2	(222.0)			404.0
Property plant and equipment, net	203.3	13.0	12.5	(2)		228.8
Software products, net	—	3.9	(3.7)	(2	)(5)	0.2
Goodwill	1,391.3	167.4	(60.3)	(2)		1,498.4
Other intangible assets	1,450.5	3.7	80.5	(2	)(5)	1,534.7
Contract acquisition payments, net	51.6	—	—			51.6
Other assets	112.2	0.2	—			112.4
Total assets	$3,811.7	$211.4	$(193.0)			$3,830.1
Liabilities and Stockholders’ Equity
Accounts payable	$70.0	$3.0	$—			$73.0
Deferred revenue	86.3	7.8	(1.5)	(2)		92.6
Current portion of long-term debt	20.1	—	—			20.1
Accrued liabilities	116.5	5.0	3.1	(2	)(6)	124.6
Other current liabilities	37.8	—	—			37.8
Total current liabilities	330.7	15.8	1.6			348.1
Long-term debt	2,455.5	—	—			2,455.5
Deferred tax liabilities	516.6	3.7	(4.8)	(2	)(4)	515.5
Other liabilities	103.4	2.1	—			105.5
Total liabilities	3,406.2	21.6	(3.2)			3,424.6
Stockholders’ equity	405.5	189.8	(189.8)	(7)		405.5
Total liabilities and stockholders’ equity	$3,811.7	$211.4	$(193.0)			$3,830.1

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated balance sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(dollars in millions)

(1)	Reflects changes to cash and cash equivalents as follows:

Purchase price paid to Seller	$ (225.0)
Preliminary working capital purchase price adjustment	4.6
Fees and expenses incurred in connection with the Data Management Acquisition including, but not limited to legal and accounting expenses	(4.1)
Net decrease to cash	$ (224.5)

(2)	Reflects the preliminary allocation of the estimated purchase price over the estimated fair value of assets acquired and liabilities assumed in the Data Management Acquisition, as follows:

Purchase price (including estimated fees and expenses of $4.1)		$ 224.5
Hypothetical additional working capital adjustment (reduction in purchase price) assuming the Data Management Acquisition closed on December 31, 2007		(3.1)
Net tangible assets acquired prior to fair value adjustments		(17.5)
Adjustments to historical basis of assets and liabilities acquired to reflect the preliminary estimates of fair values:
Inventories	0.4
Property, plant and equipment	12.5
Intangible assets	84.2
Capitalized software	0.2
Accrued vacation	(0.3)
Deferred revenue	1.5
Deferred income taxes	1.1
	99.6	(99.6)
Establishment of restructuring purchase accounting reserves pursuant to EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination"		2.8
Estimated purchase price allocated to goodwill		$ 107.1

(3)
Reflects an additional hypothetical working capital adjustment pursuant to the terms of the purchase agreement had the Data Management Acquisition actually closed on December 31, 2007, based on Data Management’s audited balance sheet as of December 31, 2007.

(4)	Reflects elimination of pre-acquisition Data Management deferred tax assets and liabilities as follows:

Elimination of deferred tax asset	$ (1.0)
Elimination of deferred tax liabilities	3.7
Net adjustment to deferred taxes	$ 2.7

(5)	Reflects elimination of Data Management’s pre-acquisition capitalized software of $3.9 and intangible assets of $3.7.

(6)
Reflects the changes to accrued expenses resulting from the establishment of a $2.8 restructuring purchase accounting reserve pursuant to EITF 95-3 relating to severance benefits and facility closure costs.

(7)	Reflects the changes to stockholder’s equity resulting from the elimination of Data Management stockholder’s equity.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2007
(dollars in millions, except per share data)

	M & F Worldwide	Harland (01/01/2007 –04/30/2007)	Data Management	Harland Pro Forma Adjustments		Data Management Pro Forma Adjustments			Pro Forma
Net revenues	$1,472.8	$346.1	$114.7	$—	(1)	$—	(7)		$1,933.6
Operating expenses
Cost of revenues	889.3	197.1	65.9	5.7	(2)	5.0	(7	)(8)	1,163.0
Selling, general and administrative expenses	360.6	214.4	23.7	(32.5)	(3)	(3.0)	(7	)(9)	563.2
Research and development expenses	—	—	1.8	—		—			1.8
Intangible amortization	—	5.1	—	(5.1)	(4)	—			—
Restructuring expenses	5.6	—	—	—		—			5.6
Operating income (loss)	217.3	(70.5)	23.3	31.9		(2.0)			200.0
Interest and other expense, net	(163.2)	(3.8)	—	(44.6)	(5)	—			(211.6)
Loss on early extinguishment of debt	(54.6)	—	—	—		—			(54.6)
(Loss) income before income taxes	(0.5)	(74.3)	23.3	(12.7)		(2.0)			(66.2)
Provision (benefit) for income taxes	3.7	(25.1)	9.2	(5.0)	(6)	(0.8)	(10)		(18.0)
(Loss) income from continuing operations	$(4.2)	$(49.2)	$14.1	$(7.7)		$(1.2)			$(48.2)

Loss per common share:
Basic	$(0.20)								$(2.29)
Diluted	$(0.20)								$(2.29)

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated statement of operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
(dollars in millions)

  The following notes relate to Harland pro forma adjustments:

(1)
The pro forma results of operations do not include adjustments for any expected cost savings from the elimination of legacy Clarke American personnel, estimated procurement savings or the elimination of certain duplicate corporate costs, to the extent not yet realized in M & F Worldwide's operating results. These results also do not include additional anticipated costs associated with achieving synergies as these costs are non-recurring.  Revenues have not been adjusted for $12.2 of non-recurring purchase accounting adjustments to deferred revenue resulting from the Harland Acquisition, which are reflected in M & F Worldwide’s revenues.

(2)
Reflects adjustments to cost of revenues resulting from the Harland Acquisition for the preliminary allocation of the purchase price and expected cost savings pursuant to EITF 95-3 related to the closure of redundant facilities and elimination of redundant positions and related expenses, as follows:

Additional amortization of intangible assets resulting from the preliminary allocation of the purchase price	$16.6
Additional depreciation of property, plant and equipment resulting from the preliminary allocation of the purchase price	6.5
Closure of redundant facilities and elimination of redundant positions and related expenses in excess of realized benefits	(17.4)
Net change in cost of revenues	$5.7

Cost of revenues have not been adjusted for $4.4 of non-recurring purchase accounting adjustments to inventory resulting from the Harland Acquisition, which are reflected in M & F Worldwide’s cost of revenues.

(3)
Adjustments to Harland selling, general and administrative expenses from the preliminary allocation of the purchase price and expected cost savings pursuant to EITF 95-3 related to the elimination of redundant positions and related expenses resulting from the Harland Acquisition, as follows:

Elimination of redundant positions and related expenses in excess of realized benefits	$(32.9)
Additional depreciation of property, plant and equipment resulting from the preliminary allocation of the purchase price	0.4
Adjustments to selling, general and administrative expenses	$(32.5)

Selling, general and administrative expenses have not been adjusted for $115.9 of non-recurring merger related expenses incurred by Harland during the period January 1, 2007 to April 30, 2007, nor for $2.4 of non-recurring merger related expenses incurred by M & F Worldwide, resulting from the Harland Acquisition.

(4)	Reflects elimination of Harland’s historical amortization of intangible assets for the period from January 1, 2007 to April 30, 2007.

(5)	Reflects the additional interest expense that would have been incurred had the Harland Acquisition and related financing transactions occurred on January 1, 2007.

(6)	Reflects the tax effect of the pro forma adjustments at an effective rate of 39.0%.

The following notes relate to Data Management pro forma adjustments:

(7)
Excludes the effects of the preliminary purchase price allocation adjustment to reduce Data Management deferred revenues to fair value of $1.5, because such adjustment is not expected to recur.  The pro forma results of operations do not include adjustments for any expected cost savings from the elimination of Scantron personnel, estimated procurement savings or the elimination of certain duplicate corporate costs. These results also do not include anticipated costs associated with achieving synergies as these costs are non-recurring.  These pro forma adjustments exclude a reclassification of $5.7 to gross up Data Management revenues and cost of revenues for shipping and handling charges to conform to Harland Clarke Holdings’ accounting policy.

(8)
Reflects adjustments to cost of revenues resulting from the preliminary allocation of the purchase price and expected cost savings pursuant to EITF 95-3 related to the elimination of redundant positions and related expenses, as follows:

Elimination of Data Management’s historical amortization of intangible assets	$(2.6)
Additional amortization of intangible assets resulting from the preliminary allocation of the purchase price	7.6
Additional depreciation of property, plant and equipment resulting from the preliminary allocation of the purchase price	1.3
Elimination of redundant positions and related expenses	(1.3)
Net change in cost of revenues	$5.0

Excludes the effects of the preliminary purchase price allocation adjustment to increase Data Management’s inventory to fair value by approximately $0.4, because such adjustment is not expected to recur.

(9)
Adjustments to Data Management selling, general and administrative expenses from the preliminary allocation of the purchase price and expected cost savings pursuant to EITF 95-3 related to the elimination of redundant positions and related expenses resulting from the Data Management Acquisition, as follows:

Elimination of redundant positions and related expenses	$(3.2)
Additional depreciation of property, plant and equipment resulting from the preliminary allocation of the purchase price	0.2
Adjustments to selling, general and administrative expenses	$(3.0)

(10)	Reflects the tax effect of the pro forma adjustments at an effective rate of 39.0%.